EXHIBIT 23.6
CONSENT OF INDEPENDENT AUDITOR
We consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement on Form S-3 (No. 333-134774) of Syntax-Brillian Corporation of (i) our report dated May 17, 2005 on the financial statements of Vivitar France for the year ended December 31, 2004 and (ii) our report dated April 1, 2004 on the financial statements of Vivitar France for the year ended December 31, 2003, each appearing in Amendment No. 2 to the Current Report on Form 8-K of Syntax-Brillian Corporation dated November 21, 2006.
We also consent to the reference to us under the heading “Experts” in such Registration Statement.
Neuilly, France
March 30, 2007
Deloitte & Associes
/s/ Giancarlo Randazzo
Giancarlo RANDAZZO